Exhibit 10.1
Executive Severance and Retention Incentive Plan

Amended and Restated April 1, 2021
1.Introduction. The purpose of this Executive Severance and Retention Incentive Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of Netflix, Inc. and its Affiliates upon certain terminations of employment and to provide specified retention incentives to eligible executives of the Company upon a Change in Control. The Company believes that the severance plan set forth in this Plan will aid the Company in attracting and retaining highly qualified individuals. In addition, the Company believes that the retention incentive set forth in this Plan will help (a) assure that the Company will have continued dedication and objectivity from its executives notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide the Covered Executives with an incentive to continue their employment and to motivate executives to maximize the value of the Company upon a Change in Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Important Terms. To help you understand how this Plan works, it is important to know the following terms:
2.1    “Administrator” means Netflix, acting through its Chief Talent Officer or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 9, but only to the extent of such delegation.
2.2    “Affiliate” means any corporation or other entity (including, but not limited to, a limited liability company, partnership or joint venture) controlling, controlled by, or under common control with Netflix, Inc., unless otherwise excluded from the Plan. Affiliates excluded from the Plan are listed in Exhibit A.
2.3    “Allocatable Compensation” means a currency-denominated annual compensation amount available for allocation by the Covered Executive between cash compensation and equity compensation as approved by (i) the Compensation Committee of the Board or other properly designated Board committee, or (ii) for a Covered Executive whose compensation is not subject to approval by a committee of the Board, his or her manager or other authorized individual, in either case that is in effect either (a) immediately preceding the Severance Date (with respect to the Severance Benefit) or the date of the Change of Control (with respect to the Retention Incentive), or (b) at any time within the twelve (12) month period prior to the Severance Date (with respect to the Severance Benefit) or date of the Change of Control (with respect to the Retention Incentive), whichever of (a) or (b) is greater.
2.4    “Board” means the Board of Directors of Netflix.

2.5    “Cause” means (i) an act of fraud or personal dishonesty undertaken by a Covered Executive in connection with the Covered Executive’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Covered Executive, (ii) a Covered Executive’s conviction of, or plea of nolo contendere to, a felony, or (iii) a Covered Executive’s gross misconduct in connection with the performance of the Covered Executive’s responsibilities as an employee or willful failure to perform a reasonable material component of the Covered Executive’s responsibilities as an employee.
2.6    “Change in Control” means the first to occur of any of the following:
(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Netflix representing fifty percent (50%) or more of the total voting power represented by Netflix’s then outstanding voting securities; or
(b)    consummation of the sale or disposition by Netflix of all or substantially all of Netflix’s assets; or
(c)    The consummation of a merger or consolidation of Netflix with any other corporation, other than a merger or consolidation which would result in the voting securities of Netflix outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Netflix, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)    A change in the composition of the Board, as a result of which less than a majority of the Directors are Incumbent Directors. An “Incumbent Director” means a Director who either (A) is a Director as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (a), (b) or (c) or in connection with an actual or threatened proxy contest relating to the election of Directors.
2.7    “Company” means Netflix and its Affiliates.
2.8    “Covered Executive” means a common law employee employed by Netflix or an Affiliate at the Vice President level or higher as reflected in Netflix’s or Affiliate’s human resource systems.
2.9    “Director” means a member of Netflix’s Board of Directors.
2.10    “Effective Date” means July 1, 2005.
2.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12    “Involuntary Termination” means a termination of employment with the Company of a Covered Executive under the circumstances described in Section 3.1. For purposes of the Plan, the transfer of a Covered Executive’s employment between Netflix and its Affiliates, or between Affiliates will not be considered a termination of employment and the Covered Executive will not be entitled to receive a Severance Benefit.
2.13    “Netflix” means Netflix, Inc., a Delaware corporation, and any successor thereto.
2.14    “Option” means a right granted pursuant to Netflix’s stock option plan(s) to purchase common stock of Netflix pursuant to the terms and conditions of such plan(s).
2.15    “Plan” means the Executive Severance and Retention Incentive Plan, as set forth in this document, and as hereafter amended from time to time.
2.16    “Retention Incentive” means the compensation the Covered Executive will be provided pursuant to Section 4.
2.17    “Severance Benefit” means the compensation and other benefits the Covered Executive will be provided pursuant to Section 3.
2.18    “Severance Date” means the date on which an Eligible Executive experiences an Involuntary Termination.
3.Severance.
3.1    Eligibility. If at any time prior to a Change in Control, Netflix or an Affiliate terminates a Covered Executive’s employment for other than Cause, death or permanent disability such that the Covered Executive is no longer an employee of the Company, then, subject to the Covered Executive’s compliance with Section 3.3, the Covered Executive shall receive the Severance Benefit provided pursuant to this Section 3. For purposes of clarification, the severance amount set forth in 3.2 shall not be due or payable to any Covered Executive who shall have received or is eligible to receive the Retention Incentive.
3.2    Severance Benefit.
(a)    Each Covered Executive who becomes eligible for a Severance Benefit under Section 3.1 shall be paid a lump sum cash payment equal to nine (9) months of Allocatable Compensation. Notwithstanding the foregoing, employees hired as Covered Executives shall be paid a lump sum cash payment equal to thirty-six (36) months of Allocatable Compensation (subject to the other provisions of this Section 3.2), provided that the Severance Benefit shall be reduced by an amount equal to one (1) month of Allocatable Compensation for each month of tenure at the Company for the Covered Executive’s first twenty seven (27) months of continuous employment following hire by the Company. The purpose of the foregoing is to provide newly hired Covered Executives with 36 months Severance Benefit reducing to the standard nine (9) months. The Severance Benefit shall be paid to the Covered Executive as soon as administratively practicable following the Severance Date, but in no event more than two and one half months following the Severance Date but subject to Section 7 and to the Covered Executive’s compliance with Section 3.3.
(b)    Notwithstanding any contrary provision of the Plan, the Administrator may reduce the Severance Benefit provided in Section 3.2(a) but only with the written consent of the Covered Executive, and provided that any such reduction may be made only if in accordance with all applicable laws, including (but not limited to) Section 409A of the Code.
3.3    Release Agreement. As a condition to receiving a Severance Benefit under this Plan, each Covered Executive will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company in a form reasonably satisfactory to the Chief Legal Officer of Netflix (the “Release”). The Release must be executed and irrevocably effective within the period required by the Release but in no event later than sixty (60) days following the Covered Executive’s Severance Date, inclusive of any revocation period set forth in the Release (such deadline, the “Release Deadline”). The Severance Benefit will not be paid or provided until the Release becomes irrevocably effective. If the Release does not become irrevocably effective by the Release Deadline due to action or inaction of the Covered Executive, the Covered Executive will forfeit all rights to the Severance Benefit.
Notwithstanding any contrary provision of the Plan, in order to help a Covered Executive avoid having to pay the additional twenty percent (20%) income tax under Section 409A of the Internal Revenue Code of 1986, as amended, in the event that a Covered Executive’s Severance Date occurs at a time during the calendar year when it would be possible for the Release to become effective in the calendar year following the calendar year in which the Severance Date occurs, then the Severance Benefit owed (if any) will be paid on the first payroll date that is at least sixty (60) days following the Severance Date (but in all cases subject to Section 7).
4.Retention Incentive.
4.1    Eligibility. An individual shall be eligible for the Retention Incentive under the Plan, in the amount set forth in Section 4.2, only if he or she (i) is a Covered Executive on the date of a Change in Control, and (ii) is not eligible for a Severance Benefit under Section 3.
4.2    Retention Incentive. Each Covered Executive eligible for a Retention Incentive in accordance with Section 4.1 shall be entitled to receive a lump sum cash payment equal to twelve (12) months of Allocatable Compensation. The Retention Incentive shall be paid to the Covered Executive as soon as administratively practicable following the date of the Change in Control, but in no event more than two and one-half months thereafter.
4.3    Parachute Payments. In the event that a Severance Benefit or Retention Incentive provided for in this Plan or otherwise payable or provided to the Covered Executive (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s Severance Benefit or Retention Incentive hereunder shall be either

(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Netflix and the Covered Executive otherwise agree in writing, any determination required under this Section 4.3 shall be made in writing in good faith by an accounting firm chosen by the Administrator and reasonably acceptable to the Covered Executive (the “Accountants”). If a reduction in benefits is required only under the Plan, the reduction will apply to the Employee’s Severance Benefit or Retention Incentive, as applicable. If a reduction in benefits is required under the Plan and one or more other arrangements or plans entered into with or maintained for the benefit of the Covered Executive that provides for vesting acceleration of equity awards, cash severance or retention benefits, and/or continued employee benefits coverage, the reduction will occur in the following order: the vesting acceleration of stock options or stock appreciation rights, then cash severance or retention benefits, then vesting acceleration of equity awards other than stock options or stock appreciation rights, and then Company-paid employee benefits coverage. In the event that acceleration of vesting of stock options, stock appreciation rights or other equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Covered Executive’s stock options, stock appreciation rights or other equity awards, as applicable. If two or more stock options, stock appreciation rights or other equity awards are granted on the same day, the stock options, stock appreciation rights or other equity awards, as applicable, will be reduced on a pro-rata basis. For purposes of making the calculations required by this Section 4.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Netflix and the Covered Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Netflix shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.3.
5.Reserved
6.Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary and except as provided in this Section 6, the Severance Benefits and Retention Incentive provided hereunder shall be in lieu of any other severance and/or retention plan benefits and the Severance Benefits and Retention Incentive provided hereunder shall be reduced by any severance paid or provided to a Covered Executive under any other plan or arrangement. Notwithstanding the preceding sentence, this Section 6 shall not apply to a Covered Executive to the extent such Covered Executive’s separate, written employment, retention or other agreement with the Company explicitly exempts the Covered Executive from the preceding sentence.
7.Section 409A.

7.1    Notwithstanding anything herein to the contrary, it is the intent that the Retention Incentives and Severance Benefits payable under the Plan satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). If the Severance Benefits (or any portion thereof), when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to Section 409A (together, the “Deferred Compensation Separation Benefits”), no Deferred Compensation Separation Benefits or other severance benefits that otherwise are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until the Covered Executive has incurred a “separation from service” within the meaning of Section 409A. In addition, if the Covered Executive is a “specified employee” within the meaning of Section 409A at the time of the Covered Executive’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Executive on or within the six (6) month period following the Covered Executive’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Executive’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Executive dies following his or her separation but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Executive’s estate as soon as administratively practicable after the date of the Covered Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
7.2    Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any payment or benefit that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any payment or benefit that entitles the Covered Executive to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit. For this purpose, “Section 409A Limit” will mean the lesser of two (2) times: (A) the Covered Executive’s annualized compensation based upon the annual rate of pay paid to Covered Executive during his or her taxable year preceding the Covered Executive’s taxable year of the Covered Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Executive’s employment is terminated.

7.3    It is the intent of this Plan to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 11, Netflix reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Executives, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Retention Incentives or Severance Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).
8.Withholding. The Company will withhold from any Severance Benefit and Retention Incentive all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
9.Administration. Netflix is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan prior to a Change in Control, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) Netflix’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of Netflix The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.
10.Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. A senior officer of Netflix, Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.
11.Amendment or Termination. Netflix reserves the right to amend or terminate the Plan at any time provided that (a) as the Plan relates to each individual who is a Covered Executive on the Effective Date, without such Covered Executive’s written consent, the Plan may not be amended or terminated so as to reduce the amount of the Severance Benefit or

Retention Incentive payable to the Covered Executive nor to restrict the Covered Executive’s eligibility for a Severance Benefit or Retention Incentive, and (b) as the Plan relates to each individual who first becomes a Covered Executive after the Effective Date, (1) the Plan may be amended or terminated before such individual becomes a Covered Executive, and (2) after such individual becomes a Covered Executive, without such Covered Executive’s written consent, the Plan may not be amended or terminated so as to reduce the amount of the Severance Benefit and Retention Incentive payable to the Covered Executive nor to restrict the Covered Executive’s eligibility for a Severance Benefit or Retention Incentive. Any amendment or termination of the Plan will be in writing. Any action of Netflix in amending or terminating the Plan will be taken in a non-fiduciary capacity. Upon a Change in Control and following the receipt by all eligible Covered Executives of the Retention Incentive provided for herein, this Plan shall have no further force or effect.
12.Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Severance Benefit or Retention Incentive under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
13.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

14.Source of Payments. All Severance Benefits and Retention Incentives will be paid in cash from the general funds of Netflix; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of Netflix.
15.Inalienability. In no event may any current or former employee of the Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
16.No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any employee at any time, with or without cause. However, as described in the Plan, a Covered Executive may be entitled to Severance Benefits under the Plan depending upon the circumstances of his or her termination of employment.
17.Successors. Any successor to Netflix of all or substantially all of Netflix’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as Netflix would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
18.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions).
19.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
20.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
21.Indemnification. Netflix hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of their boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. Netflix will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by Netflix.

22.Additional Information.

Plan Name:	Executive Severance and Retention Incentive Plan

Plan Sponsor:	Netflix, Inc.
100 Winchester Circle
Los Gatos, CA 95032

Identification Numbers:	EIN: - 77-0467272
PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	Netflix, Inc.
Attention: Chief Talent Officer
100 Winchester Circle
Los Gatos, CA 95032

(408) 540-3700

Agent for Service of
Legal Process:	Netflix, Inc.
Attention: Chief Legal Officer
100 Winchester Circle
Los Gatos, CA 95032

(408) 540-3700

Service of process may also be made upon the Plan Administrator.

Type of Plan	Bonus Plan/Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

23.Statement of ERISA Rights.
As a Covered Executive under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in Netflix’s Human Resources Department.

(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Covered Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Executives. No one, including Netflix, Inc., any Affiliate or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 12 and 13 above.)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
24.Participation by Affiliates.
By participating in the Plan an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to Netflix to amend the Plan and granting exclusive authority to the Administrator to administer and interpret the Plan. The liabilities incurred under the Plan to the Covered Executives shall be solely the liabilities of Netflix. However, the costs of the Plan may be apportioned among Netflix and its Affiliates as the Administrator (in its discretion) may determine. All acts required of the Company under the

Plan may be performed by Netflix for itself, and its Affiliates, as determined by the Administrator (in its discretion).
25.Execution.
In Witness Whereof, Netflix, by its duly authorized officer, has executed this amended Plan on the date indicated below.

    Netflix, Inc.

    /s/ Jessica Neal

    By: Jessica Neal

    Title: Chief Talent Officer

    Date: April 1, 2021

Exhibit A -- Affiliates Excluded from the Plan
None